Exhibit 10.1

SECOND AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

This Second Amendment to Loan and Security Agreement (the “Amendment”), is made as of June 13, 2014, by and among SQUARE 1 BANK (“Bank”), ARATANA THERAPEUTICS, INC. (“Aratana”) and VET THERAPEUTICS, INC. (“VTI”, and collectively with Aratana, “Borrower”).

RECITALS

Borrower and Bank are parties to that certain Loan and Security Agreement dated as of March 4, 2013 (as amended from time to time, the “Agreement”). The parties desire to amend the Agreement in accordance with the terms of this Amendment.

NOW, THEREFORE, the parties agree as follows:

1)	Pursuant to the terms of that certain consent and authorization letter agreement between Borrower and Bank dated January 3, 2014, Bank placed a ‘hard hold’ on Borrower’s Cash at Bank. Bank hereby agrees to release the ‘hard hold’.

2)	Bank hereby agrees to refund to Borrower the Term Loan principal payments made by Borrower on April 1, 2014, May 1, 2014, and June 1, 2014 pursuant to Section 2.1(b)(ii) of the Agreement (as in effect immediately prior to the date of this Amendment).

3)	For the avoidance of doubt, Bank and Borrower hereby agree that the consolidated and consolidating financial reporting required by Section 6.2 of the Agreement shall include each of Aratana Therapeutics, Inc., Vet Therapeutics, Inc., the Belgian Parent, and the Belgian Subsidiary.

4)	Section 2.1(b) of the Agreement is hereby amended and restated, as follows:

(b) Non-Revolving Loan.

(i) Bank has previously made one (1) or more term loans (collectively, the “Term Loans”) to Borrower. As of June 13, 2014 (the “Conversion Date”), the aggregate outstanding principal amount of such Term Loans is Fifteen Million Dollars ($15,000,000) (assuming the refunding of all principal payments made prior to the Conversion Date). Borrower and Bank hereby agree that, effective as of the Conversion Date, all Term Loans shall convert to the Non-Revolving Loan.

(ii) Interest shall accrue on the Non-Revolving Loan at the rate specified in Section 2.3(a) and shall be payable monthly beginning on the 13th day of the month next following the Conversion Date, and continuing on the same day of each month thereafter through the Non-Revolving Maturity Date, at which time all amounts due in connection with the Non-Revolving Loan and any other amounts due under this Agreement shall be immediately due and payable. The Non-Revolving Loan, once repaid, may not be reborrowed. Borrower may prepay all or any portion of the Non-Revolving Loan without penalty or premium.

5)	A new Section 2.1(c) is hereby added to the Agreement, as follows:

(c) Term Structure of Non-Revolving Loan at Maturity.

(i) Notwithstanding the foregoing, if the Term-Out Conditions have been satisfied, then Borrower shall have the option to amortize the principal amount of the Non-Revolving Loan outstanding on the Non-Revolving Maturity Date (the “Term-Out Option”).

(ii) If Borrower elects the Term-Out Option,

(A) the principal amount of the Non-Revolving Loan outstanding on the Non-Revolving Maturity Date (the “Termed-Out Loan”) shall be payable in 24 equal monthly installments of principal, plus all accrued but unpaid interest, beginning on the date that is one month immediately following the Non-Revolving Maturity Date, and continuing on the same day of each month thereafter through the Final Payment Date, at which time all amounts due in connection with the Termed-Out Loan and any other amounts due under this Agreement shall be immediately due and payable; and

(B) the Termed-Out Loan, once repaid, may not be reborrowed. Borrower may prepay all or any portion of the Termed-Out Loan without penalty or premium.

(iii) If Borrower elects the Term-Out Option, Bank may consider providing an additional interest-only period for a portion of the outstanding Non-Revolving Loan. However, any decision to do so will be made in Bank’s sole and absolute discretion.

6)	A new Section 2.1(d) is hereby added to the Agreement, as follows:

(d) No Further Credit Extensions. Except with respect to the Credit Extensions referred to in Section 2.1(b) and Section 2.1(c) above, Borrower shall not be permitted to request, and Bank shall not be obligated to make, any additional Credit Extensions under this Agreement.

7)	Section 2.3(a) of the Agreement is hereby amended and restated, as follows:

(a) Non-Revolving Loan. Except as set forth in Section 2.3(b), the Non-Revolving Loan shall bear interest, on the outstanding daily balance thereof, at a fixed annual rate of 5.50%.

8)	Section 2.3(c) of the Agreement is hereby amended and restated, as follows:

(c) Bank shall, at its option, charge all interest, all Bank Expenses, and all Periodic Payments when due against any of Borrower’s deposit accounts.

9)	Section 2.4 of the Agreement is hereby amended and restated, as follows:

2.4 Crediting Payments. So long as no Event of Default has occurred and is continuing, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, Bank shall have the right, in its reasonable discretion, to immediately apply any wire transfer of funds, check, or other item of payment Bank may receive to conditionally reduce Obligations, but such applications of funds shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 5:30 p.m. Eastern time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

10)	Section 2.5(c) of the Agreement is hereby amended and restated, as follows:

(c) Success Fee. Immediately upon consummation of an Acquisition, Borrower shall pay a success fee to Bank of $250,000.

11)	A new Section 4.3 is hereby added to the Agreement, as follows:

4.3 Pledge of Collateral. Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Within 10 days after certificates are issued for any capital stock, membership units or other equity securities of the Belgian Parent (or, if applicable, the Belgian Subsidiary), Borrower will deliver to Bank the certificate or certificates for the Shares, accompanied by an instrument of assignment duly governing such Shares. Borrower shall cause the books of the Belgian Parent (or, if applicable, the Belgian Subsidiary) and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may affect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new certificates representing such securities to be issued in the name of Bank or its transferee, if applicable. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and during the continuance of an Event of Default.

12)	Section 5.10 of the Agreement is hereby amended and restated, as follows:

5.10 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except (i) Aratana owns 100 percent of the stock of each of VTI and the Belgian Parent and (ii) Permitted Investments.

13)	A new Section 5.14 is hereby added to the Agreement, as follows:

5.14 Shares. As of June 13, 2014, no capital stock, membership units or other equity securities of the Belgian Parent or the Belgian Subsidiary are certificated. Borrower has full power and authority to create a first lien on the Shares, and no disability or contractual obligations exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. To Borrower’s knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to, the Shares. The Shares have been and will remain duly authorized and validly issued, and are fully paid and non-assessable. To Borrower’s knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

14)	Section 6.6 of the Agreement is hereby amended and restated, as follows:

6.6 Primary Depository. Borrower shall maintain all its operating accounts with Bank. Borrower shall maintain its primary depository accounts with Bank and (i) if the aggregate amount of Borrower’s Cash is greater than $10,000,000 at any time, Borrower shall maintain at least 50% of its Cash at Bank and (ii) if the aggregate amount of Borrower’s Cash is less than or equal to $10,000,000 at any time, Borrower shall maintain all of its Cash at Bank. Furthermore, at no time shall Borrower, the Belgian Parent, or the Belgian Subsidiary maintain more than $2,000,000 in accounts in Belgium (whether in the name of Borrower or in the name of the Belgian Parent or the Belgian Subsidiary); provided that, so long as Borrower complies with the foregoing limit, Borrower shall not be required to obtain an account control agreement in favor of Bank with respect to such Belgian account.

15)	Section 6.7 of the Agreement is hereby amended and restated, as follows:

6.7 Financial Covenants. Borrower shall at all times maintain the following financial ratios and covenants:

(a) Liquidity Ratio. A Liquidity Ratio of at least 1.00:1.00; provided, however, that if Bank receives evidence in form and substance satisfactory to it that Borrower has two products that have received either (i) FDA approval or (ii) a USDA Biologic License, the required Liquidity Ratio shall be lowered to 0.50:1.00.

(b) Financial Covenants After Non-Revolving Maturity Date. Bank and Borrower hereby agree that, if the term of this Agreement extends beyond the Non-Revolving Maturity Date, then the financial covenants applicable thereafter shall be mutually agreeable to Borrower and Bank and may consist of balance sheet and/or performance metrics other than those set forth in Section 6.7(a) above; provided that the financial covenant in Section 6.7(a) above shall continue to apply unless removed by an amendment to this Agreement.

16)	The following defined terms are hereby added to Exhibit A to the Agreement, as follows:

“Aratana” means Aratana Therapeutics, Inc.

“Belgian Parent” means Wildcat Acquisition BVBA.

“Belgian Subsidiary” means Aratana Therapeutics NV (formerly Okapi Sciences NV).

“Final Payment Date” means June 13, 2018.

“Non-Revolving Loan” means a Credit Extension of up to $15,000,000.

“Non-Revolving Maturity Date” means June 13, 2016.

“Shares” means sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other equity securities owned or held of record by Borrower in the Belgian Parent. Notwithstanding the foregoing, if the Belgian Parent dissolves at any time during the term of this Agreement, then the term “Shares” shall instead mean sixty-five percent (65%) of the issued and outstanding capital stock, membership units or other equity securities owned or held of record by Borrower in the Belgian Subsidiary.

“Term-Out Conditions” means (i) Borrower has remained in compliance with all terms of the Agreement at all times during the period from June 13, 2014 through the Non-Revolving Maturity Date, and (ii) the financial covenant structure then in effect in this Agreement is mutually agreeable to Borrower and Bank.

“VTI” means Vet Therapeutics, Inc.

17)	The following defined terms in Exhibit A to the Agreement are hereby amended and restated, as follows:

“Credit Extension” means the Non-Revolving Loan, or any other extension of credit by Bank, to or for the benefit of Borrower hereunder.

“Liquidity Ratio” means the ratio of (a) unrestricted Cash at Bank plus up to 50% of domestic net trade Accounts receivable (subject to Bank’s audit of Borrower’s Accounts), to (b) all Indebtedness to Bank (but excluding any Indebtedness to Bank that is secured by Cash held in a segregated deposit account at Bank).

18)	The defined terms “Availability End Date”, “Cash Burn”, “Gross Remaining Months’ Cash”, “Term Loan Maturity Date”, “Term Loans”, “Tranche A Term Loan”, and “Tranche B Term Loan(s)” and their respective definitions in Exhibit A to the Agreement are hereby deleted.

19)	Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with the Agreement.

20)	Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date).

21)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

22)	As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

a)	this Amendment, duly executed by Borrower;

b)	a pledge and security agreement with respect to the Shares of the Belgian Parent, duly executed by Aratana Therapeutics, Inc.;

c)	payment of a $5,000 facility fee, which may be debited from any of Borrower’s accounts;

d)	payment of all Bank Expenses, including Bank’s expenses for the documentation of this Amendment and any related documents, and any UCC, good standing or intellectual property search or filing fees, which may be debited from any of Borrower’s accounts; and

e)	such other documents and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ARATANA THERAPEUTICS, INC.		SQUARE 1 BANK

By:	/s/ Steven St. Peter	By:	/s/ Elisabeth Foussianes
Name:	Steven St. Peter	Name:	Elisabeth Foussianes
Title:	President and CEO	Title:	Vice President

VET THERAPEUTICS, INC.

By:	/s/ Steven St. Peter
Name:	Steven St. Peter
Title:	President

[Signature Page to Second Amendment to Loan and Security Agreement]